                                                                       EXHIBIT 4


                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                        SUPPLEMENTAL EMPLOYEE STOCK PLAN

                        As Amended through April 5, 2001


     1.   Purpose.

          The Company, by means of the Plan and the individual Supplemental Employee Stock Agreements issued thereunder, desires from time to time to provide bonuses, stock grants in connection with performance, restricted stock awards, and severance awards to certain Eligible Employees, subject to such terms and conditions established by the Award Committee. It is the intention of the Company that this Plan be a welfare benefit plan under ERISA.

     2.   Definitions.

          Whenever used in this Plan, unless the context clearly indicates otherwise, the following words shall have the following meaning:

          (a) "AFFILIATE" means affiliate, as provided under Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

          (b) "AWARD COMMITTEE" means, at any given point in time, the individual serving in the capacity of President and Chief Executive Officer of the Company and the individual serving in the capacity of Chief Operating Officer of the Company.

          (c)  "BOARD" means the Board of Directors of the Company.

          (d)  "CODE" means the Internal Revenue Code of 1986, as amended.

          (e)  "COMMON STOCK" means the common stock of the Company.

          (f) "COMPANY" means Sunrise Technologies International, Inc., a Delaware corporation.

          (g) "ELIGIBLE EMPLOYEE" means any person employed by the Company who is not an Officer at the date of the grant of the Stock Award.

          (h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          (i) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

          (j) "FAIR MARKET VALUE" means, as of any date, the value of the Common Stock determined by the Award Committee.

          (k) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (l) "PLAN" means this Sunrise Technologies International, Inc. Supplemental Employee Stock Plan.

          (m) "PLAN YEAR" means the fiscal year of the Plan and is the twelve month period ending December 31.

          (n) "STOCK AWARD" means the consideration provided to an Eligible Employee pursuant to the individual Stock Award Agreement. The consideration may be in the form of cash, Common Stock or a combination thereof.

          (o) "SUPPLEMENTAL EMPLOYEE STOCK AGREEMENT" means the stock award agreement entered into between the Company and the Eligible Employee pursuant to this Plan.

     3.   Administration.

          (a) ADMINISTRATION BY AWARD COMMITTEE. The Award Committee shall administer the Plan and be deemed the "administrator" as provided in Section 3(16)(A) of ERISA. In the absence of an Award Committee, the Board shall administer the Plan, and all references herein to the Award Committee shall refer to the Board.

          (b) POWERS OF AWARD COMMITTEE. The Award Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan.

               (i) To determine the provisions of each Stock Award to the extent not specified in the Plan.

               (ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Award Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

               (iii) To adopt the form of Stock Award Agreement for each grant subject to the provisions of Section 5.

               (iv) To amend the Plan as provided in Section 10.

               (v) Generally, to exercise such powers and to perform such acts as the Award Committee deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

          (c) EFFECT OF AWARD COMMITTEE'S DECISION. All determinations, interpretations and constructions made by the Award Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

     4.   Shares Subject to the Plan.

          (a) SHARE RESERVE. Subject to the provisions of Section 7 relating to adjustments upon changes in the Common Stock, the Common Stock that may be issued as Stock Awards shall not exceed in the aggregate 750,000 shares of Common Stock.

          (b) REVERSION OF SHARES TO THE SHARE RESERVE. If any Common Stock granted pursuant to the Plan shall for any reason be forfeited, the shares of Common Stock shall revert to and again become available for issuance under the Plan.

          (c) SOURCE OF SHARES. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

     5.   Eligibility and Grant of Stock Awards.

          The Stock Awards shall be granted under the Plan at such time and in such amounts to those Eligible Employees designated by the Award Committee. All Stock Awards granted hereunder shall be evidenced by a Supplemental Employee Stock Agreement that shall specify the date of the Stock Award, the amount and form of the Stock Award and such other provisions as the Award Committee shall determine. Individual Stock Awards and Supplemental Employee Stock Agreements need not be the same for each designated Eligible Employee.

     6.   Withholding Obligations.

          The Company shall have the power and the right to deduct or withhold, or require an Eligible Employee to remit to the Company, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

     7.   Capitalization Adjustments.

          If any change is made in the stock subject to the Plan without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a). The Board shall make such adjustments, and its determination shall be final, binding and conclusive (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company).

     8.   Indemnification.

          The Company shall indemnify and hold harmless each member of the Award Committee and the Board from any and all claims, losses, damages, expenses (including reasonable counsel fees approved by the Company), and liability (including any reasonable amounts paid in settlement with the Company's approval), arising from any act or omission of such members except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.

     9.   No Contract for Continued Services.

          This Plan shall not be construed as creating any contract for continued services between the Company and the Eligible Employee, and nothing herein contained shall give the Eligible Employee the right to be retained as an Employee of the Company.

     10.  Amendment of the Plan.

          The Award Committee or the Board at any time, and from time to time, may amend the Plan, provided however that any increase in the shares of Common Stock reserved for issuance under this Plan shall require approval of the Board. No such amendment shall impair any Stock Award granted to an Eligible Employee prior to the date of such amendment except with the written consent of such Eligible Employee.

     11.  Termination or Suspension of the Plan.

          (a) PLAN TERM. The Board may suspend or terminate the Plan at any time. No Stock Award may be granted under the Plan while the Plan is suspended or after it is terminated.

          (b) NO IMPAIRMENT OF RIGHTS. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Eligible Employee.

     12.  Benefit Claims Procedure

          In accordance with Section 503 of ERISA and the regulations of the Secretary of Labor prescribed thereunder:

          (a) IN GENERAL. Normally, the Award Committee shall inform a designated Eligible Employee of his award of benefits under this Plan. Any designated Eligible Employee who has a claim concerning benefits may submit such claim in writing to the Award Committee with such other documentation which the Award Committee may require.

          (b) INITIAL CLAIM. The Award Committee shall, within ninety (90) days of submission of a claim, provide adequate notice in writing to any claimant with a description of any material or information which is necessary in order for the claimant to perfect the claim and an explanation of why such information is necessary. If special circumstances require an extension of time for processing the claim, the Award Committee shall furnish the claimant a written notice of such extension prior to the expiration of the ninety (90) day period. The extension notice shall indicate the reasons for the extension and the expected date for a final decision, which date shall not be more than one hundred eighty (180) days from the initial claim.

          (c) APPEAL. The Award Committee shall, upon written request by a claimant within sixty (60) days of receipt of the notice that the claim has been denied, afford a reasonable opportunity to such claimant for a full and fair review by the Award Committee of the decision denying the claim. The Award Committee will afford the claimant an opportunity to review its decision, the Award Committee will attempt to make its decision as soon as practicable, and in no event will the Award Committee take more than one hundred twenty (120) days to send the claimant a written notice of its decision.

     13.  Effective Date of Plan.

          The Plan shall become effective on January 1, 2001.

     14.  Choice of Law.

          All questions concerning the construction, validity and interpretation of this Plan shall be governed by the law of the State of California without regard to such state's conflict of laws rules.